Exhibit 99

Nilam Resources Inc. Announces Completion of $270,000 Private Placement Wednesday January 2, 9:59 pm ET

TORONTO, ONTARIO--(MARKET WIRE)--Jan 2, 2008 -- Nilam Resources Inc. (OTC BB:NILR.OB - News)(Frankfurt:3NL.F - News) announced today that it has completed a capital raising of USD $270,000 among directors and associates of the company.

Nilam Resources Inc. has completed a non-brokered private placement of 323,727 units at a price of $.50 cents US per unit for total gross proceeds of up to $270,000. The units consist of one common share and one full share purchase warrant, with each warrant exercisable at $.60 for another 24 months from the closing date of the private placement. The shares of common stock included in the units as well as the common shares underlying the Warrants are "restricted securities" as that term is defined in Rule 144 of the Securities Act of 1933 and the units were sold pursuant to an exemption from registration requirements provided by Regulation S.

Proceeds from the private placement will be used to advance the companies properties in Peru and to actively seek a major acquisition of a production property. The funds will also be used for general working capital.

About Nilam Resources Inc.

Nilam Resources Inc was established to focus on Peru's fast growing precious and base metals reserves, to become one of Peru's largest foreign metal producers. Nilam Resources is actively seeking more properties for its land portfolio in Peru and other countries in South America. Nilam resource plans on becoming a major production company through acquiring additional producing mines and through a series of joint ventures. The companies long standing relationships within Peru has allowed the company many opportunities to some of the most sought after properties in the country which allows Nilam Resources Inc. first right of refusal on exceptional projects.

Safe Harbour Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.